Exhibit 99.1

TO OUR SHAREHOLDERS

While we continued to face difficult conditions in several of our businesses in 2003, we were able to meet or exceed our near-term goals and continued to make progress toward our longer term strategic objectives.

DELIVERING ON 2003 GOALS

At the start of the year, we established clear goals and delivered against them. Specifically:

•	We anticipated earnings before restructuring and other charges of $1.75 to $2.00 per share and delivered $1.90.

•	We said we needed to address the deterioration in the Astaris joint venture, and that venture is now in the midst of a significant restructuring.

•	We made debt reduction a top priority and reduced net debt by $47 million despite significant and unusual demands on our free cash flow(1).

At the operating level, 2003 was a year of contrasts: Industrial Chemicals continued to experience the effects of depressed selling prices and weak demand; Specialty Chemicals achieved steady top-line growth and record operating profit driven by our leading positions in the pharmaceutical market; and Agricultural Products delivered strong growth in operating profit driven by higher sales, improved product mix and lower costs.

As reflected in our results, the year was not without its challenges. While revenue of $1,921.4 million grew 4 percent versus 2002, segment operating profit of $218.1 million declined $12.8 million due entirely to weaker performance at Astaris. Earnings before restructuring and other charges of $1.90 declined from $2.55 last year, driven by lower segment operating profit and higher interest expense following our refinancing in late 2002.

PROGRESS TOWARD OUR STRATEGIC OBJECTIVES

During the year, we also made steady progress toward our longer term strategic objectives of:

•	Positioning our businesses to realize significant operating leverage in a recovery;

•	Creating greater financial flexibility through debt reduction; and

•	Focusing the portfolio and building upon our higher growth businesses.

Our greatest operating leverage is in Industrial Chemicals. Throughout the year, we continued our focus on cost reduction. Our efforts to streamline work processes in the alkali business resulted in significant improvements in productivity. In the peroxygens business, we not only achieved productivity improvements, but also reduced fixed costs by mothballing the Spring Hill, West Virginia plant. At Astaris, the management team worked diligently with its bank lenders to develop a restructuring plan that would return the venture to profitability, position it for strong cash flow generation and eliminate the need for future financial support from its joint venture parents.

While cost reduction is important, the key to realizing our operating leverage in Industrial Chemicals is higher selling prices. We were only able to realize higher selling prices in our peroxygens business during 2003. The outlook for 2004, however, has improved substantially. We have not only put in place additional increases for peroxygens in 2004, but also have achieved the most successful domestic price increase in soda ash since the mid-1990s.

We improved our financial flexibility by generating positive free cash flow and reducing debt, net of cash, by $47 million during the year. Better than expected progress in working capital management contributed to our positive free cash generation.

Efforts to build upon our higher growth businesses resulted in outstanding performances in Specialty Chemicals and Agricultural Products in 2003. Growth came from our strong market franchises in the BioPolymer and lithium businesses, improved agricultural markets in Latin America and our efforts to focus on higher-value, proprietary products in our Agricultural Products business.

LOOKING FORWARD

We believe that 2003 represents trough results for FMC. Furthermore, we believe that 2004 should be the first year of a strong recovery in earnings and cash flow for several reasons.

First, we believe that we have turned the corner on our operating performance. Lower costs and higher selling prices in Industrial Chemicals, productivity and product mix improvements in Agricultural Products, steady growth in Specialty Chemicals and lower interest expense should all contribute to significant growth in earnings.

Second, we expect another year of debt reduction driven by improved earnings, decreased financial obligations to Astaris and continued reduction in working capital.

Longer term, we believe that sharpening the way we manage the portfolio will be pivotal to our vision of creating a more focused, higher growth company. This means that we will:

•	Manage Specialty Chemicals for growth;

•	Manage Agricultural Products for both near-term cash generation and longer term growth;

•	Manage Industrial Chemicals for cash; and

•	Divest any business that cannot sustain a return above our cost of capital.

By implementing such a portfolio strategy, we believe we can deliver:

•	Strong, double-digit growth in earnings per share before restructuring and other charges;

•	Cumulative free cash flow of $300 million through 2006; and

•	Minimum return on invested capital of 12 percent by 2006(2).

ORGANIZATIONAL TRANSITIONS

Robert I. Harries, senior vice president, Industrial Chemicals Group and Shared Services, retired in October. During his tenure, he not only demonstrated the best qualities of leadership, but also was responsible for identifying and developing many other outstanding leaders over the course of his 26-year career with FMC. I thank him for his dedicated service and commitment to FMC and wish him well in his retirement.

With his retirement, I have appointed several new operating executives and realigned the reporting relationships of our three operating segments. In August, D. Michael Wilson was elected vice president, Industrial Chemicals Group, and Theodore H. Butz was elected vice president, Specialty Chemicals Group. Both report to me along with Milton Steele, vice president, Agricultural Products Group.

Lastly, I am pleased to welcome Mark P. Frissora, chairman and chief executive officer of Tenneco Automotive Inc., to our Board.

CORPORATE GOVERNANCE

This past year saw a continued emphasis on corporate integrity, with numerous corporate governance regulatory initiatives on the part of the SEC and the NYSE. At FMC, we remain steadfast in our commitment to the highest principles, and regularly monitor our corporate governance practices in light of new requirements as well as best practices generally. We are satisfied that our practices meet all necessary requirements and provide the appropriate level of shareholder protection and involvement.

IN CONCLUSION

I thank our employees, customers and investors for their continued support. We are on course for strong performance over the next several years and are solidly on plan to create a more focused, higher growth chemical company over the longer term.

William G. Walter

Chairman of the Board,

President and Chief Executive Officer

March 10, 2004

(1)	Free cash flow, which is not a measure of financial performance under generally accepted accounting principles (“a non-GAAP measure”), is the sum of Cash provided (required) by operating activities and Cash required by discontinued operations less Cash required by investing activities.
(2)	Return on invested capital, a non-GAAP measure, is the sum of Earnings from continuing operations before restructuring and other charges (gains), plus after-tax Interest expense divided by the sum of Short-term debt, Current portion of long-term debt, Long-term debt and Total shareholders’ equity.